Verizon New York Inc.

EXHIBIT 12

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

	Three Months Ended March 31, 2003	Years Ended December 31,
(Dollars in Millions)		2002		2001		2000	1999		1998

Income before provision (benefit) for income taxes and cumulative effect of change in accounting principle	$98.2	$29.8	(a)	$41.6	(a)	$856.6	$1,333.0	(a)	$447.4	(a)
Equity income from affiliates	(30.8)	(64.0)		(24.3)		(51.1)	(40.2)		(31.4)
Dividends received from equity affiliates	7.5	52.5		55.8		42.9	53.3		42.9
Interest expense	87.1	329.6		326.1		379.7	310.5		343.8
Portion of rent expense representing interest	26.6	102.3		94.6		26.3	27.5		29.6
Amortization of capitalized interest	3.7	13.3		11.6		8.0	5.4		3.6

Earnings, as adjusted	$192.3	$463.5		$505.4		$1,262.4	$1,689.5		$835.9

Fixed charges:
Interest expense	$87.1	$329.6		$326.1		$379.7	$310.5		$343.8
Portion of rent expense representing interest	26.6	102.3		94.6		26.3	27.5		29.6
Capitalized interest	4.0	29.4		41.4		47.8	28.8		24.0

Fixed charges	$117.7	$461.3		$462.1		$453.8	$366.8		$397.4

Ratio of earnings to fixed charges	1.63	1.00		1.09		2.78	4.61		2.10

(a)	Restated in accordance with Statement of Financial Accounting Standards No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.”